UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of earliest event reported): March 8, 2006
ELECTRIC CITY CORP.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337

(State or other jurisdiction of incorporation or organization	(Commission File #)	(IRS Employer Identification No.)

1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410
(Address of principal executive offices)
(847) 437-1666
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On March 8, 2006 Electric City’s Board of Directors filled two vacant seats on the Board through the election of Messrs. William R. “Max” Carey and Gregory T. Barnum. Messrs. Carey and Barnum will serve as Directors until the 2006 Annual Meeting of Stockholders at which time their continued service will be subject to re-election by the Company’s stockholders.
Mr. Carey is the chairman and founder of Corporate Resource Development, a sales and marketing consulting firm he founded in 1981. He is also a managing director of Entrepreneur Equity Corporation, an insurance broker that creates specialty products for middle market companies. Mr. Carey also serves on the boards of Outback Steakhouse Inc., Kforce, Inc., Crosswalk.com and J.B. Hanauer & Co.
Mr. Barnum is currently the vice president of finance and chief financial officer of Datalink Corporation, an information storage architect. Prior to joining Datalink in March 2006, Mr. Barnum was the vice president of finance, chief financial officer and corporate secretary of Computer Network Technology Corporation. From September 1992 to July 1997, Mr. Barnum served as Senior Vice President of Finance and Administration, Chief Financial Officer and Corporate Secretary at Tricord Systems, Inc., a manufacturer of enterprise servers. From May 1988 to September 1992, Mr. Barnum served as the Executive Vice President, Finance, Chief Financial Officer, Treasurer and Corporate Secretary for Cray Computer Corporation, a development stage company engaged in the design of supercomputers. Prior to that time, Mr. Barnum served in various accounting and financial management capacities for Cray Research, Inc., a manufacturer of supercomputers. Mr. Barnum is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
A copy of the Company’s press release announcing these appointments is attached to this filing as exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(a) Not Applicable
(b) Not Applicable
(c) Not Applicable
(d) Exhibits
99.1 Press Release dated March 13, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ELECTRIC CITY CORP.
Dated: March 13, 2006	By:	/s/ Jeffrey R. Mistarz
Jeffrey R. Mistarz
Chief Financial Officer & Treasurer (principal financial and accounting officer)

INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	Press Release dated March 13, 2006.